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                               Exhibit 23 (d) (2)

                          Investment Advisory Contract

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                              MANAGEMENT AGREEMENT

     THIS MANAGEMENT AGREEMENT made as of the 13th day of April, 1992, by and between CALIFORNIA INVESTMENT TRUST II, a Massachusetts business trust (the "Trust"), on behalf of each series of the Trust (the "Fund(s)") listed in the Appendix attached hereto, as such may be amended from time to time and CCM PARTNERS, a limited partnership organized and existing under the laws of the State of California (the "Manager"),

     WHEREAS, the Trust is an open-end management investment company, registered as such under the Investment Company Act of 1940, as amended (the "1940 Act"); and

     WHEREAS, the Manager is registered as an investment adviser under the Investment Advisers Act of 1940, as amended, and is engaged in the business of supplying investment advice, investment management and administrative services, as an independent contractor; and

     WHEREAS, the Trust desires to retain the Manager to render advice and services to the Fund(s) pursuant to the terms and provisions of this Agreement, and the Manager is interested in furnishing said advice and services;

NOW THEREFORE, the Trust and the Manager mutually agree as follows:

1. APPOINTMENT OF MANAGER. The Trust hereby employs the Manager and the Manager hereby accepts such employment, to render investment advice and management services with respect to the assets of the Fund(s) for the period and on the terms set forth in this Agreement, subject to the supervision and direction of the Trust's Board of Trustees.

2. DUTIES OF MANAGER.
     (a) GENERAL DUTIES. The Manager shall act as investment manager to the Fund(s) and shall supervise investments of the Fund(s) on behalf of the Fund(s) in accordance with the investment objectives, programs and restrictions of the Fund(s) as provided in the Trust's governing documents, including, without limitation, the Trust's Agreement and Declaration of Trust and By-Laws, and such other limitations as the Trustees may impose from time to time in writing to the Manager. The Manager shall, except as otherwise provided for herein, render or make available all services needed for the management, administration and operation of the Funds. Without limiting the generality of the foregoing, the Manager shall: (i) furnish the Fund(s) with advice and recommendations with respect to the investment of each Fund's assets and the purchase and sale of portfolio securities for the Fund(s), including the taking of such other steps as may be necessary to implement such advice and recommendations; (ii) furnish the Fund(s) with reports, statements and other data on securities, economic conditions and other pertinent subjects which the Trust's Board of Trustees may reasonably request; (iii) manage the investments of the Fund(s), subject to the ultimate supervision and direction of the Trust's Board of Trustees; (iv) provide persons satisfactory to the Trust's Board of Trustees to act as officers and employees of the Trust and the Fund(s) (such officers and employees, as well as certain Trustees, may be trustees, directors, officers, partners, or employees of the Manager or its affiliates); and (v) render to

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the Trust's Board of Trustees such periodic and special  reports with respect to each Fund's investment activities as the Board may reasonably request. The Manager, in its sole discretion, may delegate any one or more of these functions to a sub-adviser to each Fund (the "Sub-Adviser").

     (b) BROKERAGE. The Manager or a Sub-Adviser acting pursuant to an agreement with the Manager shall place orders for the purchase and sale of securities either directly with the issuer or with a broker or dealer selected by the Manager. In placing each Fund's securities trades, it is recognized that the Manager will give primary consideration to securing the most favorable price and efficient execution, so that each Fund's total cost or proceeds in each transaction will be the most favorable under all the circumstances. Within the framework of this policy, the Manager may consider the financial responsibility, research and investment information, and other services provided by brokers or dealers who may effect or be a party to any such transaction or other transactions to which other clients of the Manager may be a party. It is understood that an affiliate of the Manager or Sub-Adviser may act as one of the Fund's brokers in the purchase and sale of portfolio securities for the Fund(s), consistent with the requirements of the 1940 Act.

     It is also understood that it may be desirable for the Fund(s) that the Manager and the Sub-Adviser to have access to investment and market research and securities and economic analyses provided by brokers and others. It is also understood that brokers providing such services may execute brokerage transactions at a higher cost to the Fund(s) than might result from the allocation of brokerage to other brokers on the basis or seeking the most favorable price and efficient execution. Therefore, the purchase and sale of securities for the Fund(s) may be made with brokers who provide such research and analysis, subject to review by the Trust's Board of Trustees from time to time with respect to the extent and continuation of this practice to determine whether each Fund benefits, directly or indirectly, from such practice. It is understood by both parties that the Manager or the Sub-Adviser may select broker-dealers for the execution of a Fund's portfolio transactions who provide research and analysis as the Manager or the Sub-Adviser may lawfully and appropriately use in its investment management and advisory capacities, whether or not such research and analysis may also be useful to the Manager or the Sub-Adviser in connection with its services to other clients.

     On occasions when the Manager or the Sub-Adviser deems the purchase or sale of a security to be in the best interest of one or more of the Funds as well as of other clients, the Manager or the Sub-Adviser, to the extent permitted by applicable laws and regulations, may aggregate the securities to be so purchased or sold in order to obtain the most favorable price or lower brokerage commissions and the most efficient execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Manager or the Sub-Adviser in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Fund(s) and to such other clients.

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3. BEST  EFFORTS AND  JUDGMENT.  The  Manager  shall use its best  judgment  and efforts in rendering the advice and, services to the Fund(s) as contemplated by this Agreement.

4. INDEPENDENT CONTRACTOR. The Manager shall, for all purposes herein, be deemed to be an independent contractor, and shall, unless otherwise expressly provided and authorized to do so, have no authority to act for or represent the Trust or the Fund(s) in any way, or in any way be deemed an agent for the Trust or for the Fund(s). It is expressly understood and agreed that the services to be rendered by the Manager to the Fund(s) under the provisions of this Agreement are not to be deemed exclusive, and the Manager shall be free to render similar or different services to others so long as its ability to render the services provided for in this Agreement shall not be impaired thereby.

5. MANAGER'S PERSONNEL. The Manager shall, at its own expense, maintain such staff and employ or retain such personnel and consult with such other persons as it shall from time to time determine to be necessary to the performance of its obligations under this Agreement. Without limiting the generality of the foregoing, the staff and personnel of the Manager shall be deemed to include persons employed or retained by the Manager to furnish statistical information, research, and other factual information, advice regarding economic factors and trends, information with respect to technical and scientific developments, and such other information, advice and assistance as the Manager or the Trust's Board of Trustees may desire and reasonably request.

6. REPORTS BY FUNDS TO MANAGER. Each Fund from time to time will furnish to the Manager (and the Sub-Adviser) detailed statements of its investments and assets, and information as to its investment objective and needs, and will make available to the Manager such financial reports, proxy statements, legal and other information relating to each Fund's investments as may be in its possession or available to it, together with such other information as the Manager or the Sub-Adviser may reasonably request.

7. EXPENSES.
     (a) The Manager shall bear and pay the costs of rendering the services to be performed by it under this Agreement. In addition, with respect to the operation of each Fund, the Manager is responsible for (i) the compensation of any of the Trust's trustees, officers, and employees who are affiliates of the Manager, (ii) the expenses of printing and distributing the Fund's prospectuses, statements of additional information, and sales and advertising materials (but not the legal, auditing or accounting fees attendant thereto) to prospective investors (but not to existing shareholders), and (iii) providing office space and equipment reasonably necessary for the operation of the Fund.

     (b) Each Fund is responsible for and has assumed the obligation for payment of all of its expenses, other than as stated in Subparagraph 7(a) above, including but not limited to: fees and expenses incurred in connection with the issuance, registration and transfer of its shares; brokerage and commission expenses; all expenses of transfer, receipt, safekeeping, servicing and accounting for the cash, securities and other property of the Trust for the benefit of the Fund(s) including all fees and expenses of its custodian, shareholder

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services  agent  and  accounting   services  agent;   interest  charges  on  any
borrowings; costs and expenses of pricing and calculating its daily net asset value and of maintaining its books of account required under the 1940 Act; taxes, if any; expenditures in connection with meetings of each Fund's Shareholders and Board of Trustees that are properly payable by the Fund;
salaries and expenses of officers and fees and expenses of members of the Trust's Board of Trustees or members of any advisory board or committee who are not members of, affiliated with or interested persons of the Manager; insurance premiums on property or personnel of each Fund which inure to its benefit, including liability and fidelity bond insurance; the cost of preparing and printing reports, proxy statements, prospectuses and statements of additional information of the Fund or other communications for distribution to existing shareholders; legal, auditing and accounting fees; trade association dues; fees and expenses (including legal fees) of registering and maintaining registration of its shares for sale under federal and applicable state and foreign securities laws; all expenses of maintaining and servicing shareholder accounts, including all charges for transfer, shareholder recordkeeping, dividend disbursing, redemption, and other agents for the benefit of the Fund(s), if any; and all
other  charges  and  costs  of  its  operation   plus  any   extraordinary   and
non-recurring expenses, except as herein otherwise prescribed.

     (c) To the extent the Manager incurs any costs by assuming expenses which are an obligation of a Fund as set forth herein, such Fund shall promptly reimburse the Manager for such costs and expenses, except to the extent the Manager has otherwise agreed to bear such expenses. To the extent the services for which a Fund is obligated to pay are performed by the Manager, the Manager shall be entitled to recover from such Fund to the extent of the Manager's actual costs for providing such services.

8. INVESTMENT ADVISORY AND MANAGEMENT FEE

     (a) Each Fund shall pay to the Manager, and the Manager agrees to accept, as full compensation for all administrative and investment management and advisory services furnished or provided to such Fund pursuant to this Agreement, a management fee as set forth in the Fee Schedule attached here to as the Appendix, as may be amended in writing from time to time by the Trust and the Manager.

     (b) The management fee shall be accrued daily by each Fund and paid to the Manager on the first business day of the succeeding month.

     (c) The initial fee under this Agreement shall be payable on the first business day of the first month following the effective date of this Agreement and shall be prorated as set forth below. If this Agreement is terminated prior to the end of any month, the fee to the Manager shall be prorated for the portion of any month in which this Agreement is in effect which is not a complete month according to the proportion which the number of calendar days in the month during which the Agreement is in effect bears to the number of calendar days in the month, and shall be payable within ten (10) days after the date of termination.

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     (d) The fees payable to the Manager under this Agreement will be reduced to the extent required under the most stringent expense limitation applicable to a Fund imposed by any state in which shares of the Fund are qualified for sale. The Manager may reduce any portion of the compensation or reimbursement of expenses due to it pursuant to this Agreement and may agree to make payments to limit the expenses that are the responsibility of a Fund under this Agreement. Any such reduction or payment shall be applicable only to such specific reduction or payment and shall not constitute an agreement to reduce any future compensation or reimbursement due to the Manager hereunder or to continue future payments. Any such reduction will be agreed to prior to accrual of the related expense or fee and will be estimated daily and reconciled and paid on a monthly basis. Any fee withheld pursuant to this paragraph from the Manager shall be reimbursed by the appropriate Fund to the Manager in the first fiscal year or the second fiscal year next succeeding the fiscal year of the withholding to the extent permitted by the applicable state law if the aggregate expenses for the next succeeding fiscal year or second succeeding fiscal year do not exceed the applicable state limitation or any more restrictive limitation to which the Manager has agreed.

     (e) The Manager may agree not to require payment of any portion of the compensation or reimbursement of expenses otherwise due to it pursuant to this Agreement prior to the time such compensation or reimbursement has accrued as a liability of the Fund. Any such agreement shall be applicable only with respect to the specific items covered thereby and shall not constitute an agreement not to require payment of any future compensation or reimbursement due to the Manager hereunder.

9. TRADING IN FUND SHARES. The Manager agrees that neither it nor any of its partners, officers or employees shall take any short position in the shares of any of the Funds. This prohibition shall not prevent the purchase of such shares by any of the officers and partners or bona fide employees of the Manager or any trust, pension, profit-sharing or other benefit plan for such persons or affiliates thereof, at a price not less than the net asset value thereof at the time of purchase, as allowed pursuant to rules promulgated under the 1940 Act.

10. CONFLICTS WITH TRUST'S GOVERNING DOCUMENTS AND APPLICABLE LAWS. Nothing herein contained shall be deemed to require the Trust or any Fund to take any action contrary to the Trust's Agreement and Declaration of Trust, By-Laws, or any applicable statute or regulation, or to relieve or deprive the Board of Trustees of the Trust of its responsibility for and control of the conduct of the affairs of the Trust and the Fund.

11. MANAGER'S LIABILITIES.
     (a) In the absence of willful misfeasance, bad faith, gross negligence, or reckless disregard of the obligations or duties hereunder on the part of the Manager, the Manager shall not be subject to liability to the Trust or the Fund(s) or to any shareholder of the Fund(s) for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security by the Fund(s).

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     (b) The Fund(s) shall indemnify and hold harmless the Manager,  its general partner and partners, shareholders, directors, officers and employees of each of them (any such person, an "Indemnified Party") against any loss, liability, claim, damage or expense (including the reasonable cost of investigating and defending any alleged loss, liability, claim, damage or expenses and reasonable counsel fees incurred in connection therewith) arising out of the Indemnified Party's performance or non-performance of any duties under this Agreement;
provided,   however,  that  nothing  herein  shall  be  deemed  to  protect  any
Indemnified Party against any liability to which such Indemnified Party would otherwise be subject by reason of willful misfeasance, bad faith or negligence in the performance of duties hereunder or by reason of reckless disregard of obligations and duties under this Agreement.

     (c) No provision of this Agreement shall be construed to protect any Trustee or officer of the Trust, or partner or officer of the Manager, from liability in violation of Sections 17(h) and (i) of the 1940 Act.

12. NON-EXCLUSIVITY. The Trust's employment of the Manager is not an exclusive arrangement, and the Trust may from time to time employ other individuals or entities to furnish it with the services provided for herein. In the event this Agreement is terminated with respect to any Fund, this Agreement shall remain in full force and effect with respect to all other Funds listed on the Appendix hereto, as the same may be amended.

13. TERM. This Agreement shall become effective as of the date of execution and shall remain in effect for a period of two (2) years, unless sooner terminated as hereinafter provided. This Agreement shall continue in effect thereafter for additional periods not exceeding one (1) year so long as such continuation is approved for each Fund at least annually by (i) the Board of Trustees of the Trust or by the vote of a majority of the outstanding voting securities of each Fund and (ii) the vote of a majority of the Trustees of the Trust who are not parties to this Agreement nor interested persons thereof, cast in person at a meeting called for the purpose of voting on such approval.

14. TERMINATION. This Agreement may be terminated by the Trust on behalf of any one or more of the Funds at any time without payment of any penalty, by the Board of Trustees of the Trust or by vote of a majority of the outstanding voting securities of the Fund, upon sixty (60) days' written notice to the Manager, and by the Manager upon sixty (60) days' written notice to the Fund.

15. TERMINATION BY ASSIGNMENT. This Agreement shall terminate automatically in the event of any transfer or assignment thereof, as defined in the 1940 Act.

16. TRANSFER, ASSIGNMENT. This Agreement may not be transferred, assigned, sold or in any manner hypothecated or pledged without the affirmative vote or written consent of the holders of a majority of the outstanding voting securities of each Fund.

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17.  SEVERABILITY.  If any  provision  of this  Agreement  shall be held or made invalid by a court decision, statute or rule, or shall be otherwise rendered invalid, the remainder of this Agreement shall not be affected thereby.

18. DEFINITIONS. The terms "majority of the outstanding voting securities" and "interested persons" shall have the meanings as set forth in the 1940 Act.

19. NOTICE OF LIMITATION AN LIABILITY. The Manager acknowledges that it has received notice of and accepts the limitations of the Trust's liability set forth in Article III, Section 6(b) of its Agreement and Declaration of Trust, The Manager agrees that the Trust's obligations under this Agreement with respect to any one specific Fund shall be limited to the Fund and to its assets, and that the Manager shall not seek satisfaction of any such obligation from the shareholders of the Fund nor from any trustee, officer, employee or agent of the Trust or the Fund, nor from the assets of shareholders of any other Funds.

20. CAPTIONS. The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

21. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California without giving effect to the conflict of laws principles thereof; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the 1940 Act and the Investment Advisers Act of 1940 and any rules and regulations promulgated thereunder.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

CALIFORNIA INVESTMENT TRUST II

By: /s/ Phillip W. McClanahan
    -------------------------
Phillip W. McClanahan
Vice President

CCM PARTNERS,
a California Limited Partnership

By: /s/ Richard F. Shelton
    ----------------------
RFS Partners,
its General Partner

          By: /s/  Richard F. Shelton
          Richard F. Shelton, Inc.,
          its General Partner

          By: /s/  Richard F. Shelton
          Richard F. Shelton
          President

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                                  CCM PARTNERS

                                    APPENDIX
                             to Management Agreement
                              Dated April 13, 1992,
                         as amended on September 4, 1996

                                   FUND NAMES
                                   ----------

     The provisions of the Management Agreement between the Trust and the Manager apply to the following series of the Trust:

1.   S&P 500 Index Fund
2.   S&P MidCap Index Fund
3.   S&P SmallCap Index Fund
4.   Equity Income Fund

                                  FEE SCHEDULE
                                  ------------

     Each Fund shall pay to the Manager, as full compensation for all investment management, advisory and administrative services furnished or provided to such Fund, pursuant to the Management Agreement made as of April 13, 1992, as amended on September 4, 1996, a management fee based upon each Fund's average daily net assets at the following per annum rates:

1.   S&P 500 Index Fund: 0.25%
2.   S&P MidCap Index Fund: 0.40%
3. S&P SmallCap Index Fund: 0.50% of the first $500 million average daily net assets, 0.45% of the next $500 million average daily net assets and 0.40% for average daily net assets above 1 billion.
4. Equity Income Fund: 0.50% of the first $500 million average daily net assets, 0.45% of the next $500 million average daily net assets and 0.40% for average daily net assets above 1 billion.